Exhibit 99.1

PRESS RELEASE

For Immediate Release

MGM GROWTH PROPERTIES LLC ANNOUNCES PROPOSED PRIVATE OFFERING

BY MGM GROWTH PROPERTIES OPERATING PARTNERSHIP LP

Las Vegas, Nevada, August 9, 2016 — MGM Growth Properties LLC (NYSE: MGP) (the “Company”) today announced that its consolidated subsidiaries, MGM Growth Properties Operating Partnership LP (the “Issuer”) and MGP Finance Co-Issuer, Inc. (the “Co-Issuer” and, together with the Issuer, the “Issuers”), propose to offer $400 million in aggregate principal amount of senior notes due 2026 (the “notes”) in a private placement.

The Issuers plan to use the net proceeds to refinance amounts outstanding under the Issuer’s revolving credit facility that were drawn in connection with the Company’s acquisition of the real property of Borgata Hotel Casino and Spa from MGM Resorts International, which was completed on August 1, 2016. Any remaining proceeds will be used for general corporate purposes.

The notes proposed to be offered will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and may not be offered or sold in the United States or to any U.S. persons absent registration under the Securities Act, or pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The notes will be offered only to “qualified institutional buyers” under Rule 144A of the Securities Act or, outside the United States, to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the notes, nor shall there be any offer, solicitation or sale of any notes in any jurisdiction in which such offer, solicitation or sale would be unlawful. The Company gives no assurance that the proposed offering can be completed on any terms.

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Statements in this release that are not historical facts are “forward-looking” statements and “safe harbor statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including those described in the Company’s public filings with the Securities and Exchange Commission. The Company has based forward-looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, the completion of the private placement. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include effects of economic conditions and market conditions in the markets in which the Company operates and competition with other destination travel locations throughout the United States and the world, the design, timing and costs of expansion projects, risks relating to international operations, permits, licenses, financings, approvals and other contingencies in connection with growth in new or existing jurisdictions and additional risks and uncertainties described in the Company’s Form 10-Q and Form 8-K reports (including all amendments to those reports). In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise, except as required by law. If the Company updates one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those other forward-looking statements.

SOURCE MGM Growth Properties LLC

MGM GROWTH PROPERTIES LLC CONTACTS:
Investment Community	News Media
ANDY H. CHIEN	CLARK DUMONT
Chief Financial Officer	Senior Vice President of Corporate Communications, MGM Resorts International
(702) 669-1470	(702) 692-6888 or cdumont@mgmresorts.com